Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

June 16, 2005

IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

        We have acted as special counsel to IAC/InterActiveCorp, a Delaware corporation ("IAC"), in connection with the transactions contemplated by certain amendments to IAC's certificate of incorporation that will result in, among other things, the spin-off (the "Distribution") of Expedia, Inc., a Delaware corporation and a direct wholly-owned subsidiary of IAC ("Expedia"). At your request, and in connection with the filing of the Registration Statement on Form S-4 relating to the Distribution (the "Registration Statement"), we are rendering our opinion concerning the material federal income tax consequences of the Distribution and certain related matters.

        For purposes of the opinion set forth below, we have relied, with the consent of IAC, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the representation letter of IAC dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the time of the Distribution and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus included therein.

        We have assumed (i) the receipt by IAC, prior to the Distribution, of certain third-party documentation substantiating the corporate business purpose for the Distribution and receipt of customary representation letters from Liberty Media Corporation, BDTV Inc., BDTV II, Inc., BDTV III, Inc. and BDTV IV, Inc., in each case, in form and substance satisfactory to us; (ii) that the Distribution and related transactions will be consummated as described in the Registration Statement; and (iii) that the Distribution will be reported by IAC on its federal income tax return in a manner consistent with the opinions set forth below.

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

        (1)   the transfer by IAC of certain assets in constructive exchange for Expedia common stock and the assumption by Expedia of certain related liabilities, if any, followed by the Distribution, will qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

        (2)   no gain or loss will be recognized by, and no amount will be includible in the income of, IAC on the Distribution, other than with respect to any distribution received by IAC or any "excess loss account" or "intercompany transaction" required to be taken into account under Treasury Regulations relating to consolidated returns;

        (3)   no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of IAC common stock in exchange therefor in the recapitalization;

        (4)   no gain or loss will be recognized by, and no amount will be includible in the income of, a holder of IAC common stock solely as a result of the receipt of Expedia common stock in the Distribution;

IAC/InterActiveCorp
June 16, 2005

        (5)   a holder of IAC Series A preferred stock who receives cash in exchange for such holder's IAC Series A preferred stock will, assuming such holder satisfies one of the tests set forth in Section 302 of the Code, recognize capital gain or loss equal to the difference between the cash proceeds received and such holder's basis in the IAC Series A preferred stock exchanged;

        (6)   a holder of IAC Series A preferred stock who receives IAC common stock and Expedia common stock in exchange for such holder's IAC Series A preferred stock (a) may recognize a deemed distribution in an amount equal to the fair market value of the additional shares of IAC common stock received (and the amount of any cash received instead of additional fractional shares of IAC common stock) in the event that there is a reduction in the conversion price pursuant to the terms of the IAC Series A preferred stock, which distribution would be treated as a dividend to the extent of IAC's current or accumulated earnings and profits, as a non-taxable return of capital to the extent of the shareholder's basis in the IAC Series A preferred stock, and thereafter as capital gain, (b) will not recognize any gain or loss on the exchange of IAC Series A preferred stock for IAC common stock, (c) will be treated in the manner described in (3) above with respect to shares of IAC common stock received in the recapitalization and (d) will be treated in the manner described in (4) above with respect to shares of Expedia common stock received in the Distribution;

        (7)   a holder of IAC Series A preferred stock who receives IAC Series B preferred stock and Expedia Series A preferred stock in exchange for such holder's IAC Series A preferred stock (a) will not recognize any gain or loss and will not be required to include any amount in income as a result of the receipt of IAC Series B preferred stock in the recapitalization and (b) will not recognize any gain or loss and will not be required to include any amount in income as a result of the receipt of Expedia Series A preferred stock in the Distribution;

        (8)   a holder of IAC common stock who receives cash instead of a fractional share of IAC common stock in connection with the one-for-two reverse stock split generally will recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder's basis in the fractional share.

        In addition, it is our opinion that the discussion set forth in the section entitled "The Spin-Off Proposal—U.S. Federal Income Tax Consequences of the Spin-Off" in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

        Our opinions apply only to IAC shareholders that are "U.S. persons" for federal income tax purposes and that hold their IAC common stock or IAC Series A preferred stock, as the case may be, as a capital asset within the meaning of Section 1221 of the Code, and do not apply to holders who acquired their IAC common stock or IAC Series A preferred stock through the exercise of options, or otherwise as compensation, or who are otherwise subject to special treatment under the U.S. federal income tax laws (including insurance companies, dealers in securities or foreign currency, and financial institutions). This opinion relates solely to the material United States federal income tax consequences of the Distribution and certain related matters, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.

        Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Distribution, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform IAC of any such change or inaccuracy that may occur or come to our attention.

IAC/InterActiveCorp
June 16, 2005

        We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon outside of the context of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz